UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 15, 2008
Alleghany Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-9371	51-0283071

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Times Square Tower, 17th Floor, New York, New York	10036

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 752-1356
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On April 15, 2008, Alleghany Corporation (“Alleghany”), pursuant to the authorization of the Compensation Committee of the Board of Directors, entered into an agreement with Weston M. Hicks, President and chief executive officer of Alleghany (the “Agreement”), which amends, effective as of January 1, 2008, (i) the letter agreement, dated October 7, 2002, between Alleghany and Mr. Hicks which sets forth the terms of Mr. Hicks’s employment with Alleghany (the “Letter Agreement”) and (ii) the Restricted Stock Unit Matching Grant Agreement, dated October 7, 2002, between Alleghany and Mr. Hicks providing for restricted stock unit matching grants (the “Matching Agreement”).
     The Agreement conforms the Letter Agreement and Matching Agreement with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and, in general, include: (i) conforming the definition of “termination” in the Letter Agreement and Matching Agreement to be consistent with the provisions of Section 409A and (ii) providing for the delayed payment, in conformity with the requirements of Section 409A, of amounts due to Mr. Hicks under the Letter Agreement and Matching Agreement in certain employment termination circumstances and for interest on the amount delayed to compensate for such delay.
     The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(c) Exhibits

10.1	Agreement, dated April 15, 2008, between Alleghany and Mr. Hicks.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 21, 2008	ALLEGHANY CORPORATION
	By:	/s/ Roger B. Gorham
		Name:	Roger B. Gorham
		Title:	Senior Vice President and chief financial officer

Index to Exhibits

Exhibit Number	Exhibit Description

10.1	Agreement, dated April 15, 2008, between Alleghany and Mr. Hicks.